Exhibit 10.1

MANUFACTURING AND SALES LICENSE AGREEMENT

This Manufacturing and Sales License Agreement (this “Agreement”) is entered into and made effective as of October 31, 2022 (the “Effective Date”), by and between Aphria, Inc., an Ontario corporation (the “Company”) with a registered office at 98 Talbot St. W., Leamington, ON N8H 1M8, and Charlotte’s Web, Inc., a Delaware, USA corporation headquartered at 700 Tech Ct., Louisville, CO 80027 (“CW”). Each of the Company and CW are referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

1.	CW markets and sells certain products, based upon proprietary and in some cases patented hemp cultivars, including cannabidiol, other cannabinoids, and other substances derived from the hemp plant (“Hemp Extract”) in the United States and elsewhere. CW has registered its proprietary hemp cultivars in Canada but is not a licensed producer of cannabis or Hemp Extract products in Canada.

2.	The Company is a licensed producer of medical and adult-use cannabis products in Canada.

3.	CW has contracted with a Canadian hemp grower, HyTech Production, Inc. (“Cultivator”), to cultivate Biomass (defined below) from CW’s proprietary cultivars. CW’s Cultivator is registered with and licensed by Canadian government agencies as required by law.

4.	CW and the Company intend that the Company will obtain delivery of the Biomass from Cultivator and then manufacture same into the hemp-based Products (defined below), and then sell the Products to provincial government-licensed distributors of cannabis and Hemp Extract products, with the Company paying CW a royalty on all such sales.

NOW, THEREFORE, in consideration of the following promises and for other and further consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, desiring to be legally bound, do hereby covenant and agree as follows.

1.	Definitions. In addition to the various defined terms set forth elsewhere in this Agreement, the following terms each shall have the meaning set forth below:

(a)	“Affiliate” shall mean one legal person who owns a majority of the voting stock of, or controls, is controlled by, or is under common control of, another legal person.

(b)	“Biomass” shall mean hemp raw material cultivated from CW proprietary hemp cultivars harvested and processed and meeting Health Canada specifications intended to create the Products.

(c)	“Contract Year” shall mean any full calendar year during the Term, starting from the Effective Date, as well as a partial calendar year at the beginning and/or end of the Term.

(d)	“Dollar” shall mean the Canadian Dollar unless otherwise specified.

(e)	“Net Sales” shall mean the net sales revenues derived by the Company from its sales of Products less discounts, fees, returns, promotions, and applicable taxes (including for clarity excise taxes imposed by the Canada Revenue Agency and regulatory fees imposed by Health Canada).

(f)	“Products” shall mean those particular CW products which hereafter may be listed on Exhibit A hereto, as may be amended from time to time, and as such Products may be regulated under the Cannabis Act (S.C. 2018, c. 16) or other applicable legislation and destined for sale in the Territory.

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(g)	“Territory” shall mean Canada.

2.	License to Manufacture and Sell Products; Pricing; Forecast.

 a) Subject to the terms and conditions set out herein, including the grant of license by CW to Company in Section 7, CW hereby grants to the Company a non-transferable, non-sublicensable, exclusive license to (i) extract Hemp Extract from the biomass received from the Cultivator for the sole purpose of manufacturing Products within the Territory during the Term, and (ii) manufacture, market, distribute and sell the Products within the Territory during the Term. The Products, which are those which are listed on Exhibit A, may be expanded, or contracted, or otherwise amended, only by mutual written agreement of the Parties from time to time. However, any discontinued product may be deleted unilaterally by CW at any time upon thirty (30) days’ notice to the Company.

b) Company shall have sole discretion to set and adjust the pricing of Products during the Term. Company commits to pricing the Products at or above the mean price per mg CBD in the market as the standard price but shall have discretion to implement discounts and promotions as commercially reasonable.

c) Company shall, on the Effective Date and on a quarterly basis thereafter, submit a six-month rolling forecast (the “Forecast”) to CW that includes Company’s good faith estimate of the amount of Products to be produced, including any changes to Specifications permitted or contemplated in accordance with this Agreement, by Company for sale by Company across the Territory during such period.

3.	Right to New Product Introduction into the Territory. If at any time CW decides to introduce a new CW cannabis or hemp-based product not then listed on Exhibit A (a “New Product”) into the Territory, the Company will have the exclusive right, to be exercised by Company within thirty (30) days of being given notice (or otherwise being made aware) of the proposed introduction, to bring the New Product into the Territory during the Term of the Agreement. In the event the Company exercises its right in this Section 3, the Parties shall promptly amend Exhibit A of the Agreement to include such New Products(s) as a Product. If the Company does not exercise its right to launch the New Product, CW may seek an alternative partner in the Territory to launch its desired New Product.

4.	Exclusivity. The Company shall have the exclusive right to sell and distribute the Products in all channels, including medical, adult-use, and pharmacy (when permissible) where the Products may be legally sold and distributed in the Territory during the Term. Such exclusivity shall extend to New Products only when and if they are added to Exhibit A in accordance with Section 3 above. Except for CW servicing clients that possess a Health Canada Exemption Letter as provided under subsection 140(1) of the Cannabis Act (CA), The Parties further agree and acknowledge that they intend for this provision to survive the earlier expiry or termination of this Agreement until October 31, 2026 if the Agreement is terminated by CW for convenience or by Company for breach pursuant to Section 13. Company shall act as the sole and exclusive channel for the sale of the Products in the Territory; provided, however, in the event of change of applicable laws to allow direct to consumer or broader retail sales (pharmacy sales channel), the Company’s exclusivity would apply only to brick and mortar sales, while Company and CW would both be permitted to engage in direct to consumer ecommerce sales in pharmacy sales channel throughout Territory. The exclusive rights granted to Company are subject to Company meeting the minimum sales goals as provided for in Section 10(b).

5.	Biomass Acquisition. Company shall acquire all Biomass needed to produce the Products by entering into a purchase agreement with Cultivator in a form acceptable to Company setting forth all contractual and legal requirements necessary for Company to purchase such Biomass from Cultivator.

6.	Manufacturing Process and Requirements.

 (a)       Separation. Company agrees to respect the confidentiality of the recipes, formulas and processes used to manufacture the Products, and to take all possible and necessary measures to protect this information and restrict access to such information to limited and specific employees, consultants, advisors, competitors, and prospective customers on a need-to-know basis.

 (b)       Manufacturing Standards & Procedures. Company shall adopt and maintain quality assurance procedures, perform periodic quality control tests, conduct audits and implement measures to ensure that all of the Products manufactured hereunder conform to applicable (as defined below), “Good Production Practices Guidelines” promulgated by Health Canada, any other standards, protocols, audits or tests reasonably requested by CW, its customers or distributors, the applicable Specifications (as defined below) and other applicable requirements of any governmental authority (collectively the “QA Procedures”). In the licensed Territory the Company will follow Health Canada’s Cannabis Act Regulations. CW will audit to ensure the quality standards are followed under Health Canada and its requirements. Company agrees to use industry best practices to regularly monitor and maintain (i) the quality of raw materials, and (ii) the quality and sanitary condition of all equipment used to store, handle, process, manufacture, package and deliver the Products. Company will ensure that it has qualified staff that can oversee quality and sanitary conditions of its factory, as well as professional staff that can ensure the quality of raw materials. At the request of CW, Company shall promptly submit to CW in writing a description of its QA Procedures and shall adopt and incorporate in the Specifications such additional quality control procedures (which shall be included in the definition of (“QA Procedures”) as CW may require, pending prior approval and alignment with Company. If any direct conflict in QA Procedures is found between this Agreement and the separate Quality Agreement entered by both Parties, the Quality Agreement procedures will prevail. Representatives of CW may (but shall not be obligated to), during normal business hours and upon at least forty-eight (48) hours prior notice to Company, visit and inspect Company’s facilities to view production, audit waste, collaborate on best practices and/or perform such quality control testing according to established and agreed upon specifications, methods, and labs, of the Products as CW determines to be reasonably necessary or desirable to ensure Company’s compliance with the provisions of this Agreement. Company represents and warrants that its manufacturing facilities are (and during the term of this Agreement will be) registered with all required government agencies and in compliance with all applicable regulations and standards. For purposes of this Agreement, “GPPs” means current good production practices, applicable guidance documents issued by Health Canada and similar requirements of other countries to the extent that they are relevant (as applicable).

(c)       Sourcing of Raw Materials and Packaging. Company agrees it will only use raw materials and packaging materials (“Materials”) sourced pursuant to the Specifications (as defined herein) for the manufacture of Product and approved for use in the facility by the Company. The Parties acknowledge that for Company to satisfy its obligations under this Agreement, Company shall purchase Materials and make certain other expenditures in connection with the manufacture of the Products. Thus, Company shall procure the Materials based upon the applicable demand for the Products. Company is responsible for procuring all Materials from suppliers approved by CW and ensuring the quality of the components through supplier-provided Certificate of Analysis compliance and in accordance with Company’s internal procedures for supplier and material approval; provided, that (i) all suppliers of Materials shall be designated by CW or otherwise approved by CW in writing prior to use; (ii) Company and CW will work together closely to source Materials and share best practices to maximize efficiencies; (iii) CW has the right to review Company’s quality control procedures, observe production and collaborate on best practices; and (iv) Company shall employ commercially reasonable efforts to control costs associated with the purchase of Materials.

7.       Packaging, Labels and Marketing Materials. Company shall be solely responsible for ensuring that all packaging, labeling and marketing materials relating to the Products are in compliance with any applicable federal or provincial laws and regulations. CW hereby grants to the Company a limited, royalty-free, non-transferable, exclusive license during the Term of this Agreement to use CW’s tradenames, trademarks and logos hereto (the “CW Trademarks”), solely in the Territory for the purposes of producing and distributing the packaging, labeling, and marketing materials for the Products in accordance with this Agreement. The Company undertakes to appropriately mark the Products and the marketing material to identify CW as the owner of such CW Trademarks, in a manner that is clear and evident to third parties, and mention that the use of the CW Trademarks is under license by the Company. All Product packaging, labels, and marketing materials, used by the Company with respect to the Products or including the CW Trademarks shall be preapproved in writing by CW and approved by the Company for use in Canada according to the Health Canada’s Cannabis Regulations and Packaging and labelling guide for cannabis products.

8.	Quality Standards; Testing of Products.

(a) Specifications. Company shall manufacture the Products in accordance with the Product specifications (the “Specifications”) set forth in the Quality Agreement attached hereto as Exhibit B. CW may amend the Specifications at any time. The Parties shall mutually agree on the allocation of expenses and costs required to implement any proposed changes to Specifications and pricing amendments prior to the effectiveness of the proposed amendment. Company shall then implement such amendment in a mutually agreed upon time frame. CW’s Quality Control and New Product Development departments shall create and send to the Company specific criteria to be incorporated into the Specifications for the New Product, including (a) the specifications of the Hemp Extract to be used in the New Product; (b) the specifications of such New Product itself; and (c) the quality release specifications for such New Product. Company shall not make any change or alteration in the Specifications or the design or manufacture of any Products (or any part or component thereof) (“Change”) without CW’s prior written consent. If a Change is required in order to correct a defect in, or a nonconformity to, the Specifications of any Product (whether such defect or nonconformity is discovered by CW or Company), then Company shall make such Change and shall bear any design, engineering, materials, or manufacturing costs incurred in making such Change.

(b)	Testing and Inspection. The Company shall permit CW or its agent, at CW’s expense, to conduct periodic tests of the quality of the Products manufactured by the Company, within a reasonable timeframe from the point of manufacture, in accordance with the Cannabis Regulations, and with the Specifications, and to verify that they continue to meet the Specifications and are in compliance with any applicable laws or regulations, as well as periodic inspections of the Company’s extraction and manufacturing facilities.

(c)	Compliance with Laws; Recalls. It shall be the Company’s responsibility to comply with all applicable federal, provincial and other laws and regulations involved in the Company’s carrying out its extraction, manufacturing, marketing, distribution, sales and other duties as provided herein. The Company shall report to CW, within five (5) days of receipt thereof, any notice or demand for a Product recall in the Territory. However, the handling of such recall shall be solely the responsibility of the Company, at its sole cost and expense, and the Company shall fully indemnify CW and save CW harmless from any cost, expense or liability (including, without limitation, legal fees) incurred by CW as a consequence of any breach or alleged breach by the Company of any such laws or regulations, or as a consequence of any such recall demand.

9.	Permitted Use of Third-Party Distributor.

Company within its sole discretion may appoint one or more entities to transport distribute, promote, market and sell the Products in the Territory (“Distributor”). Distributor shall not market, sell or distribute Products outside of the Territory.

10.	Marketing Budgets and Expenditures; Minimum Sales Goals.

(a)	Minimum Marketing and Sales Spending. Company agrees to spend, in each Contract Year (other than 2022) a minimum of five percent (5%) of Net Sales per year on advertising, retail marketing, direct to consumer advertising, and similar third-party marketing expenditures for the Products. In addition, the Company agrees to spend an additional $250,000 (Canadian dollars) on marketing in the first Contract Year following 2022 to launch the CW brand into the Canadian market. Failure to spend this amount in any such Contract Year shall be deemed a material breach of this Agreement. All marketing and promotional materials relating to the Products shall be subject to CW’s prior written approval.

(b)	Minimum Sales Goals. The Parties agree to the minimum sales goals outlined in Exhibit C hereto. If Company fails to meet minimum sales goals in any such Contract Year, exclusivity granted to Company pursuant to Section 4 shall cease automatically and in advance of written notice; however, all other terms of the Agreement will continue in full force and effect.

11.	Royalties.

(a)       Royalty Payments. Within twenty (20) days following the end of each month of a Contract Year, the Company shall send to CW an itemized report of all Net Sales revenue received by the Company from sales to third-party entities, including, but not limited to, direct-to-consumers, distributors, and provincial boards, during the previous month (itemizing each sold Product by SKU, volume and price, noting any applicable discounts permitted hereunder). Within forty-five (45) days following the end of each month of a Contract Year, the Company shall remit to CW, in immediately available funds payment for ten percent (10%) for the Net Sales for such month in Canadian dollars.

(b)       Withholding Tax. To the extent required by any applicable law, the Company may withhold from any royalty payment to CW an amount equivalent to any applicable withholding tax. If the Canada Revenue Agency (“CRA”) or any other authority asserts a claim that the Company did not properly withhold tax from amounts paid to CW, the Company will be responsible for that assessment.  If the assertion is caused by CW (because the appropriate form was not delivered, was not properly executed, or because CW failed to notify the Company of a change in circumstances that rendered a change to the withholding requirements) then CW shall indemnify the Company fully for all amounts paid, directly or indirectly, by the Company as tax or otherwise, including penalties and interest.  In this situation, CW retains the right to challenge the assessment at their own expense.  CW shall be granted the opportunity to submit the necessary forms to the Company and CRA (when appropriate) to obtain the reduced treaty withholding rate.

12.	Audit Rights to Support Royalties. CW shall have the right, upon not less than twenty (20) business days’ notice, no more than twice (2) in a Contract Year, and at CW’s sole cost and expense (all except as set forth below), to inspect during usual business hours solely those portions of the books or records kept by the Company relating to Net Sales during any quarter during the Term in connection with the payments made in sale of Products or transactions contemplated by the Agreement. CW shall always be accompanied by a representative of Company while in Company’s facility or office. Each audit shall be conducted by independent auditors and as efficiently as possible and with as little disruption to the business operations of Company as reasonably possible. If during an audit it is found that the Company has underpaid the royalty owed CW by more than the greater of 10% or $10,000 in any annual period, then CW shall be entitled to the following: i) Company paying CW’s costs and expenses for carrying out the audit and CW recovering an additional audit during the Contract Year. Should CW find through independent auditors that Company has underpaid the royalty owed CW, per the above criteria, on two occasions during the Contract Year, it shall have a right to terminate the Agreement for breach.

13.	Term and Termination for Convenience. This Agreement shall commence on the Effective Date and shall continue for a period of four (4) years until October 31, 2026, unless and until terminated as provided herein (the “Term”). This Agreement may be terminated for convenience effective at any time on or after October 31, 2024, by either Party upon six (6) months’ prior written notice to the other Party.

14.	Termination for Cause. Notwithstanding the foregoing, this Agreement may be terminated by a Party at any time on immediate notice for cause as follows:

(a)       Termination for Breach. This Agreement shall terminate within thirty (30) days after written notice of termination by one Party to the other for a material breach of any provision of this Agreement, or for failure to meet Minimum Marketing and Sales Spend as provided in Section 10(a) or underpayments found under audit as provided in Section 12, unless such breach is cured within such thirty-day period (if curable). Such termination shall not prejudice the rights of the non-breaching Party, who still shall have all of the rights and remedies available to it in this Agreement, at law, in equity, or otherwise. Failure to pay a royalty or other sum when due hereunder shall be deemed a material breach of this Agreement unless cured within such thirty-day period.

(b) Termination for Bankruptcy. This Agreement shall terminate immediately and automatically if an assignment is made of either Party's business for the benefit of creditors; if a receiver, trustee in bankruptcy, or like official is appointed to take all or part of either Party's property; or if either Party ceases doing business in the ordinary course.

(c) Termination due to Regulatory Authority.

(i) If a regulatory authority (including Health Canada or a provincial government wholesaler) or any third party challenges or refuses to list or sell a Product and such challenge is reasonably likely, in the mutual determination of both Parties, to impact the commercial viability of such Product, either Party may, upon thirty (30) days prior written notice to the other Party terminate its rights and obligations under this Agreement with respect to the Products that are subject to such challenge; and

(ii) If a regulatory authority provides notice to a Party that it intends to seek the withdrawal or prohibition from the market of any of the Products, the applicable Party, at its sole discretion, shall have the right, but not the obligation to challenge the regulatory authority’s proposed action. If, following a challenge, the regulatory authority prevails in its effort to withdraw from the market any of the Products, as evidenced by a final, non- appealable administrative or legal order, then either Party may immediately upon written notice to the other Party terminate its rights and obligations under this Agreement with respect to the Products that are subject to such withdrawal without penalty or recourse, relating to the Products that are subject to such withdrawal. In the event that a Party determines not to challenge the proposed regulatory action, the other Party may immediately upon written notice to such Party terminate its rights and obligations under this Agreement with respect to such Products.

15.	Effect of Expiration or Termination. In the event of expiration or termination of this Agreement:
(a)	Outstanding Royalties and Inventory Sell-Off. The effective date of termination shall constitute the final day of the Term and all royalties due for Net Sales revenues through that date shall be paid by the Company to CW, after the termination date, in accordance with the terms hereof. The Company shall be entitled to sell any Products remaining in its possession for a six (6) month period following such expiration or termination; except for terminations pursuant to Section 13 (a) or (b), in which case the Company must immediately cease all sales activity of Products. CW shall be paid by the Company all royalty payments due for any such sales of such remaining Products during such six (6) month period, even though occurring after the date of termination of this Agreement. The Parties agree to take all steps reasonably required to give effect to the termination of this Agreement, including providing for continued operation and utilization by the Company of the Materials and Products to fulfill existing orders received prior to the effective date of termination.

(b)	Survival: Upon termination of this Agreement, the provisions of Sections 4, 15, 16, 18, 19, 20, 21, and 24 shall survive for a period of two (2) years. Termination or expiry of this Agreement shall not affect any rights accrued prior to termination or expiration. For greater certainty, the termination or expiration of this Agreement shall not prejudice or affect the rights of any Party against the other in respect of any breach of this Agreement or in respect of any amounts payable in respect of any period prior to such termination or expiration. Termination of this Agreement will not release either Party of the obligations and liabilities of such Party accruing up to the effective date of such termination.

(c)	Holding Out. Subject to Company’s inventory sell-off rights in Section 15(a) and all associated rights required to effect same, immediately upon any termination, the Company shall cease to hold itself out as an authorized manufacturer or seller of CW. The license granted hereunder shall immediately terminate and Company shall discontinue any and all use of all CW Trademarks (except as is necessary to sell out its remaining Products as provided above) and shall remove all signs and other indication of its former affiliation with CW from its web site and elsewhere. Upon termination, the Company promptly shall return all materials containing CW’s confidential information, Trademarks and/or intellectual property to CW.

16.	Indemnification; Liability.

(a)	Each Party shall indemnify, defend, and hold harmless the other Party, its Affiliates, and their respective directors, officers, representatives and employees from and against any and all damages, losses, liabilities costs and expenses of any kind or nature, including without limitation, reasonable costs and attorney’s fees, in connection with any and all suits, investigations, claims, or demands by third parties to the extent resulting from or arising out of (i) any breach by a Party, its Affiliates or their respective officers, directors, employees, or representatives of any representation or warranty of that Party under this Agreement (ii) any negligence or willful misconduct by a Party , its Affiliates or their respective officers, directors, employees, or representative.

(b)	Other than in respect of claims: (a) for breaches of confidentiality, (b) for intellectual property infringement, misappropriation or violations, (c) involving serious bodily harm or death, or (d) relating to payment obligations under this Agreement no event shall (x) either Party be liable to the other Party under this Agreement for any indirect, consequential, special, incidental or punitive damages, or loss of profit, loss of data or loss of savings, in connection with this Agreement; and (y) the aggregate liability of either Party to the other Party under this Agreement exceed the amount of fees paid by Company to CW under this Agreement in the one (1) year period immediately preceding the event giving rise to the claim. The foregoing exclusion and limitation of liability shall apply regardless of the form of action, whether based in contract, tort (including negligence) or any other legal theory, whether such damage or loss was foreseeable and whether or not such Party has been advised of the possibility of such.

17.	Representations and Warranties.

(a) Each Party is duly organized and validly existing under the laws of its jurisdiction of formation.

(b) Each Party is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement.

(c) Each Party has the full right, power, and authority to enter into this Agreement, to grant each other the rights set forth, including intellectual property rights, and to perform its obligations hereunder.

(d)	The execution of this Agreement has been duly authorized by all necessary action on the part of each Party. This Agreement constitutes the legal, valid, and binding obligation of each Party in accordance with its terms.

18.	Company Insurance. The Company shall maintain, during the term of this Agreement and for two (2) years after the termination or expiration of this Agreement, Commercial General Liability insurance with appropriate endorsements, with per-claim limitations and aggregate liability limitations in the amount of at least five (5) million dollars. The Company shall provide CW with a certificate of such insurance promptly upon request and shall include CW as a named insured thereon upon request, if feasible. The Company’s obligation to obtain the insurance specified herein does not waive or release the Company’s liabilities or duties to indemnify.

19.	Assignment and No Third Party Beneficiaries.

(a)	Neither Party may assign this Agreement or delegate any of its duties or obligations hereunder to any third party without the prior written consent of the other Party, not to be unreasonably withhold. Notwithstanding the foregoing, either Party may be permitted to assign this Agreement in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets upon notice to the other Party. This Agreement shall be binding upon, and shall inure to the benefit of, all rightful assignees and successors to the Parties.

(b)	The provisions of this Agreement are for the benefit of the Parties and not for any other person, including without limitation the Cultivator or Distributor.

20.	Dispute Resolution.

(a)	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination (a “Litigious Dispute”), shall be referred, upon written notice (a “Notice of Dispute”) given by one Party to the other, to a senior executive from each Party. The senior executives shall seek to resolve the Litigious Dispute on an amicable basis within thirty (30) days of the Notice of Dispute being received. If both Parties agree, the Litigious Dispute may be referred to mediation before a mediator mutually agreed upon by the Parties or, DR Institute of Canada, Inc. (the “ADRIC”). The Parties all equally share the costs of the mediator, the mediation venue and the ADRIC.

(b)	If the Litigious Dispute is not resolved within thirty (30) days of receipt of the Dispute Notice, the Litigious Dispute shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of ADRIC (the “Rules”) but, subject to the agreement of both Parties, the ADRIC is not required to administer the arbitration (the “Arbitration”). Unless otherwise agreed to in writing by the Parties:

i.	the Arbitration shall be conducted before one (1) arbitrator mutually agreed upon by the Parties. If the Parties are unable to agree upon an arbitrator within ten (10) Business Days of the commencement of the Arbitration, the arbitrator shall be appointed in accordance with the Rules and the Arbitration shall proceed thereafter as an administered arbitration under the auspices of ADRIC;

ii.	the seat of the Arbitration shall be Toronto, Ontario, Canada;

iii.	the language of the Arbitration shall be English;

iv.	any award or determination of the arbitrator shall be final and binding on the Parties and there will be no appeal on any ground, including, for certainty, any appeal on a question of law, a question of fact, or a question of mixed fact and law; and

v.	all matters relating to the Arbitration, including all documents created in the course of or for the purposes of the Arbitration and any interim or final decision, order, or award in the Arbitration, shall be kept confidential and shall not be disclosed by any Party to any third party (excluding their respective legal counsel and where necessary, financial advisors) without the prior written consent of the other Party, or unless required by Applicable Laws.

21.	Confidential Information. The Parties acknowledge the continued existence and enforceability of the mutual non-disclosure agreement between the Parties dated January 5, 2022 in respect of Confidential Information (as defined in such agreement) which may be shared between the Parties and their Affiliates and Representatives (as defined in such agreement). The Parties confirm that the terms of such agreement shall remain in full force and effect and shall apply in respect of the sharing of any Confidential Information hereunder

22.	Press Release and Announcement. The Parties intend to issue a joint press release announcing execution of this Agreement following execution. The wording of the joint press release and any other public announcements related to this Agreement shall be approved in writing by both Parties prior to public disclosure.

23.	Relationship of the Parties. Nothing in this Agreement shall be construed to create an agency, partnership or joint venture between the Parties hereto, nor shall any similar relationship be deemed to exist between them. Neither Party hereto shall represent itself to third parties as the agent, partner, or joint venturer of the other.

24.	Intellectual Property. Except as expressly authorized in accordance with this Agreement, neither Party, by the operation of this Agreement or otherwise, is hereby acquiring any right or interest in any intellectual property right of the other Party, including but not limited to any trademark or trade name owned, used or claimed now or in the future by the other Party. For the avoidance of any doubt, all intellectual property and proprietary rights, title and interest in or to the Products or the CW Trademarks, or otherwise related thereto, are and shall remain the unique and exclusive property of CW. Company acknowledges that the CW’s brand and all of its associated and derivative intellectual property and commercially sensitive information is solely owned by CW, that Company has no ownership interest, encumbrance, lien, or title in the brand, its trademarks, its formulas, its specifications, its trade dress, its recipes, its production processes, techniques, and/or any other intellectual property or proprietary information (“CW Intellectual Property”). Company commits to respect and protect the CW Intellectual Property. Company will recognize any unique process that is specific and exclusive in the industry to CW as CW Intellectual Property. However, Company cannot be constrained from the broader use of typical industry practices and processes by their use in the making of Products. CW recognizes that Company, as a manufacturer, is knowledgeable in the field and that certain generic and generally used processes and knowledge cannot become the property of CW or any other entity. Company agrees that no express or implied licenses or other rights relating to any CW Intellectual Property are provided to Company hereunder, other than to the extent necessary to complete the relevant activities of this Agreement or as otherwise specifically set forth herein. Title in all CW Intellectual Property shall remain at all times in CW. Company agrees that CW Intellectual Property shall: (i) only be used as specified in writing by CW and not for any other purpose; (ii) only be made accessible to those employees of Company who need access in order to complete the relevant activities of this Agreement; (iii} be used in compliance at all times with all Applicable Laws; (iv) be carefully secured and not be transferred to any affiliate or third party without the explicit prior written consent of CW; (v) not be reverse engineered; and (vi) not be subjected to testing procedures not specifically requested by CW as part of this Agreement. All rights in and to the processes, procedures, techniques, know-how and trade secrets relating to the manufacturing, packaging, labelling, and testing of cannabis used in the production of the Products shall remain the exclusive property of Company (“Company Intellectual Property”). CW acknowledges that CW has no ownership interest, encumbrance, lien, or title in the Company Intellectual Property. CW commits to respect and protect the Company Intellectual Property. CW will recognize any unique process that is specific and exclusive in the industry to Company as Company Intellectual Property

25.	Foreign Corrupt Practices Act. The Company recognizes that CW is a United States corporation, and as such has certain legal and ethical responsibilities to avoid involvement with certain types of transactions. The Company hereby represents and warrants that it has not, and covenants that it shall not during the term of this Agreement, directly or indirectly, give, offer, authorize, pay or promise to pay any money or anything of value to any Foreign Official (defined below), or to any political party or party official or candidate for political office, for the purpose of influencing any act or inducing such Foreign Official or other person or entity to use his influence to assist the Company or CW in obtaining or retaining any sales or business relating to the Products. For purposes of this paragraph, "Foreign Official" shall mean an officer or employee of a government (other than the United States) or any department, agency or instrumentality thereof, or any person or entity acting in an official capacity for or on behalf of any such government or department, agency or instrumentality.

26.	Insider Trading. Both Parties are owned by parents whose stock is publicly traded. It is possible that, in the course of its actions hereunder, a Party might come into contact with material undisclosed information about the other Party. Each Party understands that the securities laws of Canada and the United States both forbid buying, selling or otherwise trading publicly traded stock upon such information until it becomes a matter of public record, and will be responsible for actions taken by any of its Representatives in violation thereof.

27.	Entire Agreement; Further Assurances. This Agreement comprises the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all oral or written agreements and understandings with regard to such subject matter hereof. Each of Company and CW will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

28.	Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be reformed to the extent necessary to permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

29.	Equitable Remedies. Each Party hereto hereby confirms that damages at law may be an inadequate remedy for the breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach by a Party of any provision hereof, the other Party's rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, in addition to and not in lieu of any rights to damages at law or other rights provided by statute or otherwise for a breach or threatened breach of any provision hereof. Accordingly, each Party hereto hereby waives and agrees not to assert any objection to such equitable relief based upon the purported existence of an adequate remedy at law, notwithstanding that another Party may also assert claims for damages at law or other claims as an alternative to, or in addition to, such equitable relief.

30.	Notices. Notices and other communications hereunder shall be given to the parties at their respective address as set forth on the initial paragraph hereof, or to such other addresses as to which the parties may subsequently notify each other in writing. All notices and other communications hereunder shall be in writing, and shall be deemed to have been given at the date of actual receipt, or when actual delivery to such address or tender of delivery has been confirmed in writing by an unaffiliated delivery service. E-mails and other forms of electronic communication shall constitute valid notice (or communication) only if receipt thereof is thereafter acknowledged and confirmed by the recipient, by means of the same medium or another medium permitted hereunder.

31.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the federal statutes of Canada applicable therein, and each Party agree that any litigation arising out of or relating to this Agreement will be submitted to the exclusive jurisdiction of the courts of the Province of Ontario, Canada, except that a Party may enforce a decision of such courts, and may seek injunctive relief only, in any court with jurisdiction over the other Party.

32.	Force Majeure. A Party shall be excused for any failure or delay in performing any of its obligations under this Agreement, if such failure or delay is caused by Force Majeure, provided that such affected Party shall (a) promptly notify the other Party in writing of the occurrence or circumstance upon which it intends to rely to excuse its performance, and (b) use commercially reasonable efforts to promptly resume performance after the cause of such delay is removed. For purposes of this Agreement, “Force Majeure” shall mean any act of God, accident, explosion, fire, epidemic and pandemic, storm, earthquake, flood, drought, riot, insurrection, embargo, civil commotion, war, act of war, terrorism, act or order of any Governmental Authority or inability to obtain or delay in the delivery of raw materials, parts or completed merchandise by the supplier, strikes or other labor difficulties, or any other cause not under the control of the affected Party. In the event that the Force Majeure shall continue for a period of sixty (60) days, either Party shall have the right to immediately terminate this Agreement following written notice to the other Party.

33.	Amendments. Changes, amendments, or modification in, or additions to, any provision of this Agreement shall be made only by a written instrument executed by both of the Parties.

34.	Delays or Omissions; Waivers. No delay or omission to exercise any right, power or remedy inuring to any Party, upon any breach or default of any Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement must be made in writing by the Party to be charged therewith and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

35.	Authorization. Each Party hereby represents and warrants to the other that it is duly constituted as a legal entity in good standing in the jurisdiction of its organization, that it has all necessary authority to enter into this Agreement, that doing so will not violate the provisions of any agreement or obligation to which such Party is subject, and that the signer of this Agreement on behalf of such Party is duly authorized to do so.

36.	Captions. Captions are for convenience only and shall not be deemed to be a part of this Agreement, nor shall be taken into any consideration in the interpretation hereof.

37.	Counterparts. This Agreement may be executed in any number of counterparts, including electronic, each of which shall constitute an original, but which taken together shall constitute one instrument.

38.	Construction. Any illegal or invalid provision shall be construed by a court of competent jurisdiction to have the broadest scope permissible under the law of said jurisdiction, and if no validating construction is possible, shall be severable, and all other provisions hereof shall remain in full force and effect.

[signatures on following page]

IN WITNESS WHEREOF, the Parties hereunto set their hands and seals to this Manufacturing and Sales Licensing Agreement as of the date set forth below.

CHARLOTTE’S WEB, INC.

(Signature): By: /s/ Jacques Tortoroli

Name and title of authorized signatory: Jacques Tortoroli, CEO

E-mail:

Date: November 1, 2022

APHRIA INC.

(Signature): By: /s/ Blair MacNeil

Name and title of authorized signatory: Blair MacNeil, President

E-mail:

Date: November 1, 2022